Exhibit 99


[THE BEARD COMPANY LOGO]

    THE BEARD COMPANY                                               News Release
Enterprise Plaza, Suite 320
  5600 North May Avenue                                 Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333  OTCBB: BRCO


                            THE BEARD COMPANY REPORTS
                                    THAT THE
                       McELMO DOME LITIGATION IS NOW OVER

FOR IMMEDIATE RELEASE:  Tuesday, July 8, 2003

     Oklahoma City, Oklahoma - The Beard Company (OTCBB:BRCO) today reported that the Objectors did not file a Petition for Rehearing the U.S. Supreme Court's Order denying the Petition for Writ of Certiorari filed in connection with the Settlement Agreement related to the McElmo Dome litigation. Counsel for the Plaintiffs will be filing papers with the Colorado Federal court initiating the distribution process. Funds are expected to be paid by the defendants to the Settlement Administrator on July 16, 2003.

     The Company expects to receive its share of the Settlement in two installments. The first installment of approximately $925,000 should be received no later than August 1st and the second installment of approximately $3,075,000 should be received on or about October 1st.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

                                     # # # #

FOR FURTHER INFORMATION CONTACT:

Herb Mee, Jr., President
THE BEARD COMPANY
e-mail:  hmee@beardco.com
Telephone:  (405) 842-2333
Fax:  (405) 842-9901
Fax Number (405) 842-9901                               Email:  hmee@beardco.com